Citibank Credit Card Issuance Trust
Preliminary Term Sheet dated May 14, 2007
$[              ]  Floating Rate Class 2007-A2 Notes of May 2010
(Legal Maturity Date May 2012)

                The issuance trust proposes to issue and sell Class 2007-A2 Notes of the Citiseries pursuant to the base prospectus (the “prospectus”) dated February 5, 2007, as supplemented.  The offered Class A Notes will have substantially the same terms and underwriting arrangements as the Class 2007-A1 Notes described in the prospectus supplement dated March 14, 2007 (the “prior prospectus supplement”), to the extent not otherwise different from the terms set forth below:

Issuing Entity:	Citibank Credit Card Issuance Trust
Principal Amount:	$[ ]
Initial Nominal Liquidation Amount:	Principal Amount
Ratings:	AAA or its equivalent by at least one nationally recognized rating agency
Interest Rate:	Three-month LIBOR [plus] [minus] [●]% per annum
Expected Principal Payment Date:	May 21, 2010
Legal Maturity Date:	May 21, 2012
Expected Issuance Date:	May 22, 2007
Date Interest begins to accrue:	Issuance Date
Interest Payment Dates:
21st day of each February, May, August and November, beginning August 2007; provided, however, that if an event of default or early redemption event occurs with respect to these Class A notes, or if these Class A notes are not paid in full on the expected principal payment date, the issuance trust will begin making payments on the 21st day of every month

Price to Public:	$[ ] (or [ ]%)
Underwriting Discount:	$[ ] (or [ ]%)
Proceeds to issuance trust:	$[ ] (or [ ]%)
Underwriters and allocations:	Citigroup, $[ ] Banc of America Securities LLC, $[ ] Merrill Lynch & Co., $[ ] RBS Greenwich Capital, $[ ]
Underwriters' Concession:	[ ]%
Reallowance Concession:	[ ]%
Interest Rate Swap	The issuance trust does not intend to enter into an interest rate swap
Monthly Accumulation Amount:	An amount equal to one twelfth of the initial dollar principal amount of these Class A notes
Maximum Class B Note Subordination:	An amount equal to 5.98291% of the initial dollar principal amount of these Class A notes
Maximum Class C Note Subordination:	An amount equal to7.97721% of the initial dollar principal amount of these Class A notes
Minimum Denomination:	$100,000 and multiples of $1,000 in excess of that amount
Stock Exchange Listing:	Application will be made to list on the Irish Stock Exchange
Outstanding Notes of the Citiseries:
As of May 14, 2007, there were 67 subclasses of notes of the Citiseries outstanding, with an aggregate outstanding principal amount of $60,665,249,918, consisting of:
                Class A notes      $52,940,249,918
                Class B notes      $ 3,150,000,000
                Class C notes      $ 4,575,000,000

As of May 14, 2007, the weighted average interest rate payable by the issuance trust in respect of the outstanding subclasses of notes of the Citiseries was 5.44% per annum, consisting of:
              Class A notes      5.41% per annum
              Class B notes      5.48% per annum
              Class C notes      5.84% per annum

Master Trust Assets and Receivables:
The aggregate amount of credit card receivables in the master trust as of March 25, 2007 was $73,204,572,100, of which $72,264,614,058 were principal receivables and $939,958,042 were finance charge receivables.

Annex I:
The information presented in Annex I to the prior prospectus supplement has been superseded by the information presented in a Form 8-K filed with the SEC by Citibank Credit Card Master Trust I, the issuer of the collateral certificate, on May 7, 2007. Static pool information concerning losses, delinquencies, revenue yield and payment rate for the master trust receivables has been stored by Citibank (South Dakota) since January 2006 and can be found at  www.citigroup.com/citigroup/citibankmastertrust/staticpool.

The issuance trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the prior prospectus supplement and other documents the issuance trust has filed with the SEC for more complete information about the issuance trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  The file number of the issuance trust's registration statement is 333-131355.  Alternatively, the issuance trust, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus and the prior prospectus supplement if you request it by calling 605-331-1567, which you may call collect.